Exhibit 10.34

CONFIDENTIAL

MASTER SERVICES AND IP AGREEMENT

This Master Services and IP Agreement (the “Agreement”) is effective October 7, 2018 (“Effective Date”) by and between Charak, LLC, whose legal address is 2505 Seascape Drive, Las Vegas, NV 89128, Dr. Ajay Gupta, an individual, having a principle residence at 2505 Seascape Drive, Las Vegas, Nevada 89128 (hereafter “Dr. Gupta”) (Dr. Gupta and Charak, LLC are collectively herein “Charak”), and Rockwell Medical, Inc., having a principal place of business at 30142 Wixom Road, Wixom, Michigan 48393 (“Rockwell”). Charak and Rockwell are each a “Party” and collectively the “Parties.” The Parties agree as follows:

RECITALS

WHEREAS, Charak, Dr. Gupta, and Rockwell entered in a License Agreement, dated January 7, 2002 (as amended, “2002 Agreement”) relating to Triferic® soluble ferric pyrophosphate, which was licensed from Charak to Rockwell;

WHEREAS, Dr. Gupta joined Rockwell as the Chief Scientific Officer, effective June 16, 2009, in accordance with an agreement memorialized in an email exchange dated June 18, 2009 (“Letter Agreement”) and has served since that time as an officer and fiduciary of the Company;

WHEREAS, Dr. Gupta executed an Employee Confidentiality, Assignment of Inventions, Non-Interference and Non-Competition Agreement  (“Invention Agreement”), which was dated as of June 16, 2009; and

WHEREAS, the Parties now wish to clarify and further establish their respective rights and obligations with regard to the foregoing, as well as to license certain additional intellectual property rights to the Company, as described herein.

AGREEMENT

THEREFORE, for good and valuable consideration set forth herein, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.         Entry into 2018 Agreements.  Concurrent with and contingent upon the execution and delivery of this Agreement, the Parties will execute and deliver the following agreements, each in the form attached hereto (collectively with this Agreement, the “2018 Agreements”):

(a)        That certain Employment Agreement, in the form attached hereto as Exhibit A, pursuant to which Dr. Gupta will serve as Rockwell’s Senior Vice President and Chief Scientific Officer; and

(b)        That certain Commercialization and Technology License Agreement – IV-Triferic® in the form attached hereto as Exhibit B;

(c)        That certain Technology License Agreement – TPN-Triferic® in the form attached hereto as Exhibit C; and

(d)        That certain Amendment to License Agreement – Dialysate Triferic® in the form attached hereto as Exhibit D.

2.         Payments.

(a)        In consideration of the covenants, conditions, terms and releases set forth in this Agreement, Rockwell will pay the following sums to Charak:

(i)         One million dollars ($1,000,000), which is non-refundable and is not an advance against royalties, with such sum to be paid by Rockwell in four quarterly installments of $250,000 each, with the first installment due October 15, 2018 and the subsequent three installments due on January 15, 2019, April 15, 2019 and July 15, 2019; and

(ii)       Up to $100,000 in reimbursement for legal fees incurred by Charak leading up to and in connection with the negotiation of the 2018 Agreements, with such amount to be paid within thirty (30) days following presentation of legal bills by Charak to Rockwell.

3.         Reservation of Rights. Rockwell expressly acknowledges and agrees that Charak shall have all rights vis-à-vis Rockwell (to the extent actually or purportedly owned or controlled by Rockwell as of the Effective Date) to independently research, develop, make, have made, use, sell, offer to sell, and import products including Spironolactone+indapamide or Eplerenone+Indapamide (referring to the diuretic combination patent), which Dr. Gupta listed as an exception in the Invention Agreement.

4.         Representations and Warranties.

(a)        Dr. Gupta and Charak represent and warrant that they do not own or control, directly or indirectly, any patents, patent applications, know-how, trade secrets or other intellectual property rights, other than those licensed to Rockwell under the 2018 Agreements, that Rockwell may reasonably require or find useful in the manufacture, import, use and/or sale of any “Licensed Products” (as such term and its derivatives thereof is defined in the 2018 Agreements).

(b)        Each Party represents and warrants that: (i) it has the necessary individual, corporate or limited liability company power and authority to enter into the 2018 Agreements; (ii) the 2018 Agreements are valid and binding obligations against such Party, enforceable in accordance with their applicable terms; and (iii) such Party possesses and controls all right, title and interest in the intellectual property and other assets and rights that are the subject of the 2018 Agreements such that the Party has the right to, and will, convey all such rights contemplated thereunder, free and clear of any encumbrances, liens or adverse claims that may be asserted by any third party.

5.         Release of Claims.

(a)        In consideration for the payments set forth in Section 2, Charak and Dr. Gupta, each on their own behalf, and on behalf of their respective heirs, successors, subsidiaries, affiliates, assigns, agents, officers, directors, employees and related entities, hereby releases, remises, acquits, forever discharges and covenants not to sue Rockwell, and its current and former officers, directors, employees, attorneys, agents, representatives, affiliated entities, subsidiaries, successors and assigns from any and all claims, demands, causes of action, suits, debts, obligations, choses in action, liabilities, damages, interest, fees, costs, expenses and rights whatsoever, in law or equity, known or unknown, suspected or unsuspected, previously existing or existing as of the Effective Date of this Agreement arising out of or relating to any acts, errors, omissions, contracts (including the 2002 Agreement, Letter Agreement, and Invention Agreement), torts, federal or state statute, to the extent that such claims arose or could have been asserted prior to the Effective Date.

(b)        In consideration for the execution and delivery of the 2018 Agreements, Rockwell on its own behalf, and on behalf of its respective successors, subsidiaries, affiliates, assigns, agents, officers, directors, employees and related entities, hereby releases, remises, acquits, forever discharges and covenants not to sue Charak, Dr. Gupta or their respective heirs, successors, subsidiaries, affiliates, assigns, agents, officers, directors, employees and related entities, from any and all claims, demands, causes of action, suits, debts, obligations, choses in action, liabilities, damages, interest, fees, costs, expenses and rights whatsoever, past, present or future, contingent or non-contingent, in law or equity, known or unknown, suspected or unsuspected, previously existing or existing as of the Effective Date of this Agreement arising out of or relating to (i) Dr. Gupta’s actual or alleged unwillingness to assign certain inventions to Rockwell to the extent that such inventions are now being licensed to Rockwell under the 2018 Agreements or included within the permitted carve-out under Section 3 of this Agreement, and (ii) Dr. Gupta’s actual or alleged failures to fulfill duties or obligations to Rockwell in association with the 2002 Agreement, Letter Agreement, and/or Invention Agreement.

6.         Notice and Cure of Breach; Termination Rights.

(a)        Notwithstanding anything to the contrary in the 2018 Agreements or the 2002 Agreement, if any Party thereto is in material breach of its obligations thereunder, then the non-breaching Party may deliver notice of such breach to the other Party (“Notice of Dispute”). The allegedly breaching Party shall have up to 120 days (or 45 days in the case of any payment breach) to cure such breach from the receipt of the Notice of Dispute; provided, that if such breach is capable of being cured but cannot reasonably be cured within such 120-day period, the breaching Party may cure such breach during an additional period as is reasonable in the circumstances by initiating actions to cure such breach during such 120-day period and using reasonable efforts to pursue such actions. Subject to Section 6(b), if the allegedly breaching Party fails to cure that breach within the applicable period set forth above, then the Party originally delivering the Notice of Dispute may terminate the applicable agreement on written notice of termination.

(b)        Any right to terminate one of the 2018 Agreements or the 2002 Agreement shall be stayed and the applicable cure period tolled for the applicable negotiation and mediation periods only if, during such cure period, the Party alleged to have been in material breach shall have initiated dispute resolution procedures, in accordance with the applicable agreement (Section 6(c) for this Agreement) with respect to the alleged breach, which stay and tolling shall continue until such dispute has been fully resolved.  If a Party is then determined to be in material breach of such agreement, the non-breaching Party may terminate such agreement if the breaching Party fails to cure the breach within 30 days after the conclusion of the dispute resolution negotiation and mediation procedures (and such termination shall then be effective upon written notification from the notifying Party to the breaching Party).

(c)        In the event of a disagreement between the Parties that cannot be otherwise resolved either party may, or in the event of the allegedly breaching Party fails to cure that breach within the applicable period set forth in Section 6(b), the Parties shall have such dispute referred to their respective senior officials designated below for attempted resolution by good faith in-person negotiations within sixty (60) days (“Negotiation Period”).  Said designated senior officials are as follows: For Rockwell: Chief Executive Officer; For Dr. Gupta: himself; For Charak: Dr. Gupta; (or a designated senior executive with decision-making authority). In the event the designated senior officials are not able to resolve a Dispute identified in a Notice of Dispute under Section 6(a), and after an in-person meeting within the sixty (60) day period, either Party may invoke the provisions of this Section 6(d).

(d)        If a settlement under Section 6(c) is not achieved by the conclusion of the Negotiation Period, either Party may demand the Dispute be submitted for resolution to mediation to occur at a mutually agreed upon location before a mutually agreed mediator within 60 days. Each Party shall bear its own expenses for mediation other than the Parties will share the cost of the mediator. The Parties reserve all rights to adjudicate any dispute not resolved by mediation.

7.         No Slander or Defamation.  To the fullest extent permitted by law, and except as to statements made in legal, administrative or arbitral proceedings in disputes between the Parties and truthful testimony, each Party agrees that it will not defame, disparage or otherwise speak of the other Party(ies) and/or their products or services in a false or misleading manner, including but not limited to through any media, social media, Facebook, Twitter or similar mechanism.

8.         Miscellaneous

(a)        The 2018 Agreements and the 2002 Agreement (as amended hereby and thereby) contains the entire understanding of the Parties and supersedes all prior agreements, arrangements and understandings between the Parties with regard to the subject matter of the 2018 Agreements and the 2002 Agreement; there are no representations, warranties, covenants, or undertakings other than those expressly set forth herein or therein.

(b)        The Parties acknowledge that in executing this Agreement, they have carefully reviewed and had the opportunity to review the terms of this Agreement, with counsel of their choice and are fully aware of the extent of their rights and obligations under this Agreement. The Parties further agree that the language of this Agreement shall not be construed presumptively against any of the Parties to this Agreement. This Agreement shall not constitute an admission by one Party of any allegation against any other Party, shall not be considered as an admission of liability other than terms specifically agreed in this Agreement, nor shall it be considered an admission of wrongdoing or anything improper.

(c)        The Parties agree that this Agreement may be executed in two or more counterparts, each of which shall constitute and original and binding copy of this Agreement, albeit one and the same instrument. Executed photocopies of this Agreement shall be as binding as the original.

(d)        This Agreement will be construed, interpreted, and applied in accordance with the laws of the State of Delaware, excluding any choice of law rules that would direct the application of the laws of another jurisdiction. Any litigation arising under or relating to this Agreement shall be filed in federal or state court in Wilmington, Delaware, which the Parties agree shall be the exclusive venue for claims arising hereunder. In resolving any dispute arising under or relating to this Agreement, the court shall be entitled to award the prevailing Party its reasonable fees and expenses, including attorneys’ fees.

(e)        No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by all Parties hereto.

(f)        If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g)        This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Charak (including the Dr. Gupta) and the successors and assigns of Charak. This Agreement shall be binding and enforceable upon any successor of Rockwell in accordance with the operation of law.

(h)        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by email, hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Rockwell:

Rockwell Medical, Inc.

30142 Wixom Road

Wixom, Michigan 48393

Attn:  President

if to Charak or Dr. Gupta:

Dr. Ajay Gupta

2505 Seascape Drive

Las Vegas, Nevada  89128

With a Copy to:

Holley Driggs Walch

400 South Fourth Street, Suite 300

Las Vegas, Nevada 89101

Attn:  James D. Boyle, Esq.

In Witness Whereof, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the date(s) set forth below.

CHARAK, LLC		ROCKWELL MEDICAL, INC.

By	/s/ Ajay Gupta	By	/s/ Benjamin Wolin
	Name: Ajay Gupta		Name: Benjamin Wolin
	Title: Manager		Title: Chairman
	Date: October 7, 2018		Date October 7, 2018

DR. AJAY GUPTA

/s/ Ajay Gupta
Date: October 7, 2018